Exhibit 99.1

July 31, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Alan Greer	Merrie Betbeze Tolbert
Executive Vice President	Vice President
BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-1475

BB&T receives final approval to acquire BankAtlantic
Transaction will enhance BB&T’s presence in attractive Florida market

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today that its application to acquire BankAtlantic, the wholly-owned subsidiary of BankAtlantic Bancorp (NYSE: BBX), was approved by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). The North Carolina Office of the Commissioner of Banks also has approved the acquisition. BB&T will complete the acquisition of BankAtlantic today. BankAtlantic branches will be rebranded as BB&T in the fourth quarter.

“We are pleased to welcome our new clients and associates to BB&T and are excited about boosting our presence in Southeast Florida,” said Chairman and Chief Executive Officer Kelly S. King. “The acquisition of BankAtlantic is a compelling strategic expansion that meets all of BB&T’s acquisition criteria. The bank’s strong retail-oriented deposit-gathering reputation, as well as a focus on improving financial literacy in its communities, and long-standing commitment to client service is a perfect fit with BB&T’s culture.”

The strategic acquisition of BankAtlantic expands BB&T’s presence in the attractive Southeast Florida market, through the purchase of approximately $3 billion in core deposits and enhances BB&T’s market share to No. 6 in the Miami market.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $178.5 billion in assets and market capitalization of $21.6 billion, as of June 30, 2012. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.